Exhibit 10.1

McAfee, Inc.
Executive Officer Annual Compensation for Fiscal Year Ending December 31, 2005

Name	Expected Annual Salary ($)*		Incentive Bonus Potential ($)
George Samenuk	850,000		1,250,000
Gene Hodges	525,000		550,000
Eric Brown	500,000	**	500,000	**
Kevin Weiss	497,994		497,994
Kent Roberts	370,000		222,000

* In addition certain members of management will be entitled to additional forms of compensation, such as company paid insurance premiums. Consistent with past practice, George Samenuk will also be entitled to personal use of a corporate aircraft in which the Registrant owns a fractional interest; compensation associated with the personal use of aircraft amounted to $45,727 for the fiscal year ended 2004.

** As previously reported on Form 8-K filed with the Commission on December 14, 2004.